Exhibit 4.16

DATED 24 APRIL 2015

THE COMPANIES IDENTIFIED IN

SCHEDULE 1 AS CHARGORS

AND

OXFORD FINANCE LLC

AS COLLATERAL AGENT

DEBENTURE

GREENBERG TRAURIG MAHER LLP

7TH FLOOR

200 GRAY’S INN ROAD

LONDON WC1X 8HF

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	PAYMENT OF SECURED LIABILITIES	11

3.	GRANT OF SECURITY	11

4.	NOTICE OF ASSIGNMENT AND FURTHER ASSURANCE	14

5.	REPRESENTATIONS AND WARRANTIES	15

6.	COVENANTS	15

7.	ENFORCEMENT	15

8.	RIGHT OF APPROPRIATION	16

9.	DIVIDENDS AND VOTING RIGHTS	17

10.	APPOINTMENT OF RECEIVER	17

11.	APPOINTMENT OF ADMINISTRATOR	20

12.	APPLICATION OF PROCEEDS	20

13.	EFFECTIVENESS OF SECURITY	21

14.	RELEASE OF SECURITY	24

15.	POWER OF ATTORNEY	24

16.	GROSS-UP AND PAYMENTS	25

17.	COSTS AND EXPENSES	26

18.	INDEMNITY	27

19.	ASSIGNMENTS AND TRANSFERS	27

20.	SET-OFF	27

21.	NOTICES AND COMMUNICATIONS	28

22.	CALCULATIONS AND CERTIFICATES	28

23.	CURRENCY CONVERSION	28

24.	PARTIAL INVALIDITY	28

25.	REMEDIES AND WAIVERS	28

26.	AMENDMENTS AND WAIVERS	28

27.	TACKING	29

28.	COUNTERPARTS	29

29.	GOVERNING LAW	29

30.	JURISDICTION	29

SCHEDULE 1 THE CHARGORS		30

SCHEDULE 2 ACCOUNTS		31

ACCOUNT HOLDER		31

SCHEDULE 3 ASSIGNED AGREEMENTS		32

SCHEDULE 4 INTELLECTUAL PROPERTY		33

SCHEDULE 5 SPECIFIED INVESTMENTS		34

i

ii

THIS DEBENTURE is dated 24 April and made between:

(1)	THE COMPANIES whose names, registered offices and registered numbers are set out in Schedule 1 (the “Chargors”); and

(2)	OXFORD FINANCE LLC as security agent and collateral agent (the “Collateral Agent”).

BACKGROUND

(A)	Pursuant to a loan and security agreement dated on or about the date of this Deed (the “Agreement” and made between Lombard Medical Technologies, Inc, (in its capacity as “Borrower”), the Collateral Agent and the Lenders (as defined therein), the Lenders have agreed to make certain facilities to the Borrower.

(B)	It is a condition precedent to the making of facilities under the Agreement, that each of the Chargors enters into this Deed.

(C)	This Deed is given by each of the Chargors as continuing security for the Secured Liabilities (as defined below).

(D)	Each Chargor and the Collateral Agent intend this Deed to take effect as a deed notwithstanding that a party may execute it under hand.

THIS DEED WITNESSES that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Accounts” means each of the accounts listed in Schedule 2 as the same may be redesignated, substituted or replaced from time to time, and any other bank account of each Chargor from time to time together with all Related Rights.

“Acknowledgement” means a duly completed acknowledgement of assignment or acknowledgement of charge set out in Part 2 of Schedule 8 or as the case may be Part 2 of Schedule 9;

“Administrator” means any administrator appointed to manage the affairs, business and property of each Chargor under this Deed.

“Assigned Agreements” means the contracts detailed in Schedule 3 and any other contracts from time to time designated as an Assigned Agreement by the Collateral Agent together with all Related Rights, the rights under which are assigned by clause 3.2.

“Book Debts” means all present and future book and other debts, revenue and monetary claims (and the proceeds of any debt, revenue or claim) now or in the future due, owing or payable to each Chargor and the benefit of all security, guarantees indemnities and other rights of any kind enjoyed or held by such Chargor in relation to any of them together with all Related Rights. In relation to each Chargor, “its Book Debts” means all Book Debts in which it has any rights.

“Charged Property” means all the assets, property and undertaking for the time being subject to the security created by this Deed. Any reference to one or more of the Charged Property includes all or any part of it or each of them.

“Company” means any company whose share capital includes or comprises Investments or which has issued any Investments.

“Default Rate” has the meaning given to it in the Agreement.

“Effective Date” means the date of the Agreement.

“Enforcement Event” means the occurrence of an Event of Default (as such term is defined in the Agreement).

“Equipment” means all present and future equipment, plant, machinery, tools, vehicles, furniture, fittings, installations, apparatus and other tangible moveable property for the time being owned by each Chargor, including any part of it and all spare parts, replacements, modifications and additions and all Related Rights. In relation to each Chargor, “its Equipment” means all Equipment in which it has any rights.

“Excluded Assets” means:

(a)	any leasehold property of the Chargors which is subject to a clause which precludes, either absolutely or conditionally, the Chargors from creating any security over its leasehold interest in that property;

(b)	any contract, instrument, lease, licenses, agreement or other document as to which the grant of a security interest would (i) constitute a violation of a restriction in favour of a third party or result in the abandonment, invalidation or unenforceability of any right of the Chargors, unless and until any required consents shall have been obtained, or (ii) result in a breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision);

(c)	any asset or property, the grant or perfection of a security interest in which (i) requires any governmental consent, approval, license or authorisation that has not been obtained, or (ii) is prohibited by enforceable anti-assignment provisions of applicable requirements of law except to the extent such prohibition would be rendered ineffective upon the grant or enforcement of security or under applicable law or notwithstanding such prohibition, or (iii) is prohibited by enforceable anti-assignment provisions of contracts governing such asset in existence on the Effective Date (or on the date of acquisition of the relevant asset (and in each case not entered into in anticipation of the Effective Date or such acquisition and except, in each case, to the extent that term in such contract providing for such prohibition purports to prohibit the granting of security interest over all assets of the Chargors)) except to the extent such prohibition would be rendered ineffective upon the grant or enforcement of security or under applicable law notwithstanding such prohibition;

(d)	any interest in any partnership, joint venture or non-wholly-owned subsidiary of the Chargors which cannot be pledged without (i) the consent of one or more third parties; or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right that may be exercised by any third party; and

(e)	any cash or cash equivalents investments comprised of funds which the Chargors holds as an escrow or fiduciary for the benefit of another person.

“Financial Collateral” shall have the meaning given to that expression in the Financial Collateral Regulations.

“Financial Collateral Regulations” means the Financial Collateral Arrangements (No. 2) Regulations 2003.

“Group” means Lombard Medical, Inc. and any of its Subsidiaries.

“IA” means the Insolvency Act 1986.

“Indebtedness” has the meaning given to it in the Agreement.

“Insolvency” of a person includes the dissolution, bankruptcy, insolvency, winding-up, liquidation, administration, examination, amalgamation, reconstruction, reorganisation, arrangement, adjustment, administrative or other receivership or dissolution of that person, the official management of all of its revenues or other assets or the seeking of protection or relief of debtors and any equivalent or analogous proceeding by whatever name known and in whatever jurisdiction.

“Instrument” means any document (including any form of writing) under which any obligation is evidenced or undertaken or any Lien (or right in any Lien) is granted or perfected or purported to be granted or perfected.

“Insurance Policies” means all contracts, policies of insurance and cover notes of any kind now or in the future taken out by or on behalf of each Chargor or (to the extent of its interest) in which it now or in the future has an interest and all Related Rights. In relation to each Chargor, “its Insurance Policies” means all Insurance Policies in which it has any rights (including as loss payee or additional insured).

“Insurance Proceeds” means any monies which may from time to time be payable to or received by each Chargor (whether as an insured party, beneficiary or as loss payee) under any Insurance Policy and the proceeds of all claims made by each Chargor under any Insurance Policy.

“Intellectual Property” means all intellectual property, including the intellectual property listed in Schedule 4, and including all present or future patents, trade marks, service marks, trade names, domain names, designs, copyrights, moral rights, inventions, topographical or similar rights, rights in databases, trade secrets, confidential information and know-how, and any interest in any of these rights, whether or not registered or registrable, including all applications and rights to apply for registration and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, and all fees, royalties and other rights derived from, or incidental to, these rights together with all Related Rights. In relation to each Chargor, “its Intellectual Property” means all Intellectual Property in which it has any rights.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means:

(a)	any present and future stocks, shares (including the Specified Investments), disbursements, securities, certificates of deposit, commercial papers, and other securities and investments of any kind;

(b)	all interests in collective investment schemes;

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b); and

(d)	all Related Rights in each case whether held directly by or by any Agent, nominees, fiduciary or clearance system on its behalf and in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

“Lease” means any lease, tenancy, licence, sub-lease or other occupational right.

“Liability” means any present or future obligation or liability for the payment of money, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owned jointly or severally and whether a principal or surety or in any other capacity and including any amount which would constitute such a liability but for any discharge, nonprobability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” has the meaning given to it in the Agreement.

“Losses” means all losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, charges, expenses and other liabilities of any kind.

“LPA” means the Law of Property Act 1925.

“Notice of Assignment” means a notice of assignment in or substantially in the form set out in Schedule 8.

“Notice of Charge” means a notice of charge in or substantially in the form set out in Schedule 9;

“Obligor” means the Borrower, each of the Chargors and any other member of the Group providing a guarantee or indemnity for the obligations of the Borrower or any other member of the Group under or pursuant to the Loan Documents.

“Party” means a party to this Deed.

“Perfection Certificate” has the meaning given to it in the Agreement.

“Permitted Licenses” means:

(a)	licenses of over-the-counter software that is commercially available to the public, and

(b)

non exclusive and exclusive licenses for the use of the Intellectual Property of a Chargor or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of a Chargor or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual

Property; (iii) in the case of any exclusive license, (x) a Chargor delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to a Chargor or any of its Subsidiaries are paid to an Account that is subject to the Liens created by this Deed.

“Permitted Lien” means:

(a)	Liens arising under the Agreement and the other Loan Documents or disclosed on the Perfection Certificate and existing on the Effective Date;

(b)	Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the relevant Chargor maintains adequate reserves on its financial statements, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder, or any similar law or regulation in another relevant jurisdiction;

(c)	Liens securing Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of the relevant Chargor other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)	leases or subleases of real property granted in the ordinary course of the relevant Chargor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the relevant Chargor’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h)	banker’s liens, rights of setoff and Liens in favour of financial institutions incurred in the ordinary course of business arising in connection with the relevant Chargor’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) of the Agreement as if such Section applied to the Chargor;

(i)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7 of the Agreement as if such Events of Default referred to a Chargor; and

(j)	Liens consisting of Permitted Licenses.

“Person” means is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Related Rights” means in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, contract of insurance, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset;

(d)	any monies and proceeds paid or payable in respect of that asset; and

(e)	in relation to any Investment, any right against any clearance system and any rights against any institution or under any agreement.

“Receiver” means a receiver, receiver and manager or administrative receiver of any or all of the Charged Property appointed by the Collateral Agent under this Deed whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.

“Secured Liabilities” means all present and future Liabilities of each Chargor and any other Obligor to the Secured Parties to or any of thereof under or in relation to any one or more of the Loan Documents (including, without limitation, all Liabilities arising out of any extension, variation, modification, restatement or novation (however fundamental) but excluding any money, obligation or liability which would cause the covenant set out in clause 2 or the security which would otherwise be constituted by this Deed to be unlawful or prohibited by any applicable law or regulation.

“Secured Party” means the Collateral Agent and each Lender together with any Receiver.

“Security Period” means the period starting on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

“Specified Investments” means the shares identified in Schedule 6 (if any) and all other shares in the issuing companies named in Schedule 6 now or in the future legally or beneficially owned by each Chargor and/or any nominee on its behalf.

“Subsidiary” means a “subsidiary undertaking” within the meaning of section 1162 of the Companies Act 2001.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“VAT” means the value added tax provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any applicable jurisdiction.

1.2	Construction

1.2.1	Unless a contrary indication appears, a term defined in the Agreement has the same meaning in this Deed.

1.2.2	In addition, in this Deed, any reference to:

(a)	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description (and any reference to a particular type or category of assets includes any present or future assets of that type or category);

(b)	an “amendment” includes a supplement, restatement, variation, novation or re-enactment (and “amended” shall be construed accordingly);

(c)	an “authorisation” includes an authorisation, consent, licence, approval, resolution, exemption, filing, registration and notarisation;

(d)	this Deed includes the schedules which form part of this Deed for all purposes;

(e)	a “disposal” includes any lease, licence, transfer, sale or other disposal of any kind (with related words being construed accordingly);

(f)	any Loan Document, other Instrument or other document is to that Loan Document, other Instrument or other document as supplemented, otherwise amended, replaced or novated from time to time (however fundamental that amendment, novation or replacement may be;

(g)	one gender shall include a reference to the other genders and words in the singular shall include the plural (and vice versa);

(h)	“including” means “including without limitation” (with related words being construed accordingly), “in particular” means “in particular but without limitation” and other general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

(i)	a “Party” or other “particular person” includes its successors in title, permitted assignees and permitted transferees in accordance with their respective interests; and this Deed shall be enforceable notwithstanding any change in the constitution of the Collateral Agent, its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person;

(j)	“person” includes any individual, firm, company or other corporation, unincorporated body of persons, government, state or any agency of a person, any association, trust or partnership (whether or not having separate legal personality) or two or more of them;

(k)	a “right” includes any title, estate, interest, claim, remedy, power, authority, discretion or other right of any kind, both present and future (and any reference to rights in a particular asset or type or category of assets includes any rights in the proceeds of any disposal of that asset or any assets within that type or category);

(l)	“regulation” includes any regulation, rule, official directive, notice, request, code of practice, guideline, demand or decision (in each case whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(m)	a “statute” or “statutory provision” includes a reference to any subordinate legislation made under that statute or statutory provision, to any modification, re-enactment or extension of that statute or statutory provision and any former statute or statutory provision which it consolidated or re-enacted before the date of this Deed;

(n)	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

(o)	“this security” means the Lien constituted by or purported to be constituted by or pursuant to this Deed; and

(p)	an Event of Default is “continuing” if it has not been remedied or waived in writing.

1.2.3	The index and clause, schedule and paragraph headings are for ease of reference only and shall not affect the interpretation of this Deed.

1.3	Trust

The Collateral Agent holds the benefit of this Deed, including the rights granted in it, on trust for the Secured Parties on the terms set out in the Agreement. To the extent of any inconsistency, the provisions of the Agreement shall prevail.

1.4	Perpetuity period

The perpetuity period applicable to any trusts declared or created by this Deed shall be 125 years.

1.5	Secured Liabilities not paid if avoided

If the Collateral Agent considers that an amount paid by a Chargor in respect of the Secured Liabilities is capable of being avoided, or otherwise set aside, on the liquidation or administration of such Chargor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

1.6	Third party rights

Other than a Receiver, an Indemnified Person and any delegate, save where the contrary appears, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed. The consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

1.7	Qualifying floating charge

Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created by this Deed and the Collateral Agent may appoint an Administrator of any Chargor pursuant to that paragraph.

1.8	Implied Covenants

The following provisions of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to clause 3:

1.8.1	the words “other than any charges, encumbrances or rights which that person does not and would not reasonably be expected to know about” in section 3(1);

1.8.2	the words “except to the extent that” and all the words thereafter in section 3(2); and

1.8.3	section 6(2).

2.	PAYMENT OF SECURED LIABILITIES

2.1	Covenant to pay

Each Chargor shall as primary obligor and not merely as a surety pay to the Collateral Agent and discharge the Secured Liabilities when they become due.

2.2	Interest

Any amount which is not paid under this Deed when due shall bear interest at the Default Rate (both before and after judgment and payable on demand) from its due date up to the date of a final payment, such interest to accrue at a daily basis.

3.	GRANT OF SECURITY

3.1	Fixed charges

As a continuing security for the payment and discharge of the Secured Liabilities, each Chargor with full title guarantee charges in favour of the Collateral Agent by way of first fixed charge, all its present and future right, title and interest in:

3.1.1	Licences: all of its rights in any authorisations (statutory or otherwise) held in connection with its business or the use of any other Charged Property;

3.1.2	Goodwill: all present and future goodwill and all uncalled capital and all of its rights to future calls in respect of capital;

3.1.3	Equipment: any Equipment;

3.1.4	Book Debts: all of its rights in its Book Debts;

3.1.5	Investments: all Investments (including the Specified Investments);

3.1.6	Insurance Policies: all Insurance Policies and any Insurance Proceeds;

3.1.7	Bank accounts: all of its rights in all monies from time to time standing to the credit in any Account and the indebtedness represented by them; and

3.1.8	Other documents: to the extent that any of the Assigned Agreements are not effectively assigned under clause 3.2 or such rights have been effectively assigned but have not been perfected by the service of the appropriate notice, by way of first fixed charge, those Assigned Agreements.

3.2	Assignments

3.2.1	As a continuing security for the payment and discharge of the Secured Liabilities, each Chargor with full title guarantee assigns absolutely (subject to a proviso for reassignment on redemption) to the Collateral Agent all its present and future right, title and interest in and to the benefit of all the Assigned Agreements.

3.2.2	For the avoidance of doubt, each Chargor will remain at all times liable in respect of all of its obligations under each of the Assigned Agreements to the same extent as if this security had not been created and neither the Collateral Agent or any Receiver will be under any obligation or liability to the Chargor or to any other person under or in respect of any Assigned Agreements.

3.2.3	Notwithstanding the provisions of clauses 3.2.1 and 3.2.2, unless and until an Enforcement Event occurs, each Chargor shall be entitled to exercise all of its rights in (and in relation to) the Assigned Agreements, as if such security and the assignment in respect of such security had not been created.

3.3	Floating charge

As a continuing security for the payment and discharge of the Secured Liabilities, each Chargor with full title guarantee charges to the Collateral Agent, by way of first floating charge, all of its undertaking, property, rights and assets both present and future, not effectively charged or assigned under clauses 3.1 and 3.2.

3.4	Crystallisation of the floating charge

3.4.1	The floating charge created by each Chargor in clause 3.3 shall automatically and immediately (without notice) be converted into a fixed charge over all assets subject to the floating charge if a Chargor:

(a)	creates, or attempts to create, a Lien (other than a Permitted Lien) without the prior written consent of the Collateral Agent, or any trust in favour of another person over all or any part of the Charged Property;

(b)	disposes or attempts to dispose of all or any part of the Charged Property contrary to paragraph 2 of Part 1 of Schedule 7;

(c)	a Receiver is appointed over all or any of the Charged Property that is subject to the floating charge;

(d)	any person levies, or attempts to levy, any distress, attachment, execution or other process against all or any part of the Charged Property; or

(e)	the Collateral Agent receives notice of the appointment of, or a proposal or an intention to appoint, an administrator of a Chargor or if a Chargor is wound up or has an administrator appointed.

3.4.2	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of (i) the obtaining of a moratorium or (ii) anything done with a view to obtaining a moratorium in respect of a Chargor, in each case under Section 1A of Schedule A1 of the Insolvency Act 1986.

3.4.3	The Collateral Agent may, in its sole discretion, at any time by written notice to a Chargor, convert the floating charge created by such Chargor in clause 3.3 into a fixed charge as regards all or any part of the Charged Property (as specified either generally or specifically in such written notice) subject to the floating charge if:

(a)	an Enforcement Event has occurred;

(b)	the Collateral Agent reasonably considers that any Charged Property may be in danger of being seized or sold pursuant to any form of legal process or otherwise is in jeopardy; or

(c)	the Collateral Agent reasonably considers that it is necessary or desirable to protect the priority, value and enforceability of the security.

3.4.4	Nothing in this clause 3.4 shall affect the crystallisation of the floating charge created by each Chargor under applicable law and regulation.

3.4.5	Any notice given under clause 3.4.3 in relation to an asset shall not be construed as a waiver or abandonment of the Collateral Agent’s right to give any other notice in respect of any other asset or of any other right of a Secured Party under this Deed or any other Loan Document.

3.5	Assets acquired after crystallisation

Any asset acquired by a Chargor after any crystallisation of the floating charge created under this Deed which, but for such crystallisation, would be subject to a floating charge shall (unless the Collateral Agent confirms in writing to the contrary) be charged to the Collateral Agent by way of first fixed charge.

3.6	Excluded Assets

3.6.1	Subject to paragraph 3.6.2 below, the security created by clauses 3.1 to 3.5 (inclusive) shall not apply to the Excluded Assets.

3.6.2	In relation to the Excluded Assets referred to in paragraphs (a) to (d) of the definition of Excluded Assets, such assets shall only be Excluded Assets for so long as any relevant consent or waiver of prohibition has not been obtained, and, for the avoidance of doubt, each Chargor is under an obligation to use all reasonable efforts to obtain any such consent or waiver.

3.6.3	Immediately on receipt of any relevant consent or waiver, the relevant formerly Excluded Assets shall stand charged to the Collateral Agent under the applicable clause 3.1 to 3.5 relevant to such asset. If required by the Collateral Agent at any time following receipt of that waiver or consent, the Chargors shall execute a valid fixed charge and/or assignment in such form as the Collateral Agent reasonably requires.

4.	NOTICE OF ASSIGNMENT AND FURTHER ASSURANCE

4.1	Notice of assignment

The Chargor shall (a) upon the execution of this Deed or (b) to the extent any consent or permission of any other party is required, promptly upon obtaining such consent or permission or (c) in respect of assets acquired hereafter, promptly upon a request from the Collateral Agent) assign the Assignment Agreements, give notice of the assignment effected pursuant to clause 3.2 by sending a Notice of Assignment (with a copy to the Collateral Agent) to each party to such Assigned Agreement.

4.2	Notice of Charge

Each Chargor shall following the occurrence of an Enforcement Event or as otherwise contemplated in clause 3.4.3, or upon a request from the Collateral Agent, give notice by sending a Notice of Charge (with a copy to the Collateral Agent) to any bank specified by the Collateral Agent, being a bank with which any of its bank accounts are opened or maintained.

4.3	Acknowledgement

Each Chargor shall use all reasonable endeavours to procure that within 28 days of the date of the relevant Notice of Assignment or Notice of Charge, the recipient thereof acknowledges the same in the form of the relevant Acknowledgement (or in such other form as the Collateral Agent shall agree).

4.4	Assigned Agreements

The Collateral Agent shall not be obliged to take any steps necessary to preserve any of any Assigned Agreements, or to enforce any term of any Assigned Agreement against any person, or to make any enquiries as to the nature of sufficiency of any payments received by it under that Deed.

4.5	Further assurance

Each Chargor shall promptly (and shall ensure that its nominees shall), at the request of the Collateral Agent and at its own cost, do all acts and things and execute any Instrument or other documents (including any legal or other mortgages, charges or transfers) in favour of the Collateral Agent in such form as the Collateral Agent may require and otherwise do any acts and things, as the Collateral Agent requires from time to time:

4.5.1	for giving effect to, perfecting (including the priority of it), preserving or protecting the Collateral Agent’s security over the Charged Property created (or intended to be created) by this Deed, provided that any such perfection, preservation or protection shall not require registration of any security interest over any Intellectual Property at any intellectual property office or similar registry or organisation in any jurisdiction unless an Event of Default has occurred and is continuing and/or the floating charge has crystallised in accordance with clause 3.4; or

4.5.2	to facilitate the realisation or enforcement of, or exercise any of the rights and powers conferred on of the Collateral Agent or any other Secured Party or any Receiver in relation to, the security over the Charged Property created (or intended to be created) by this Deed.

The obligations of each Chargor under this clause 4.5 shall be in addition to and not in substitution for the covenants for further assurance deemed to be included in this Deed by virtue of section 2 of the Law of Property (Miscellaneous Provisions) Act 1994 (as extended or otherwise varied by this Deed).

5.	REPRESENTATIONS AND WARRANTIES

Each Chargor represents and warrants to the Collateral Agent in the terms set out in Schedule 6.

6.	COVENANTS

Each Chargor covenants with the Collateral Agent in the terms set out in Schedule 7.

7.	ENFORCEMENT

7.1	This security shall become immediately enforceable if an Enforcement Event occurs and is continuing.

7.2	After the security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any of its rights under this Deed as it thinks fit. in particular, it may without further notice, exercise in relation to the Charged Property:

7.2.1	the power of sale and all other powers conferred on mortgagees by the LPA (or otherwise by law) or on an administrative receiver by the IA, in either case as extended or otherwise amended by this Deed;

7.2.2	to the extent that clause 8 applies, the power to appropriate the Charged Property in or towards the payment and discharge of the Secured Liabilities in accordance with clause 8.2; and

7.2.3	(without first appointing a Receiver) any or all of the rights which are conferred by this Deed (whether expressly or by implication) on a Receiver, including those relating to Leases set out in clause 10.2.4.

7.3	LPA provisions

7.3.1	The Secured Liabilities shall be deemed for the purposes of all powers implied by statute to have become due and payable within the meaning of s101 LPA immediately on the execution of this Deed.

7.3.2	s93(1) LPA and s103 LPA shall not apply to this Deed or to any exercise by the Collateral Agent of its right to consolidate mortgages or its power of sale.

7.3.3	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under s99 or s100 of the LPA.

7.4	Protection of third parties

7.4.1	No purchaser, mortgagee or other person dealing with a Receiver or the Collateral Agent shall be bound to enquire whether its right to exercise any of its rights has arisen or become exercisable, or be concerned as to the application of any money paid, raised or borrowed or as to the propriety or regularity of any sale by or other dealing with that Receiver or the Collateral Agent.

7.4.2	All of the protection to purchasers contained in ss104 and 107 LPA and s42(3) IA shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent as if the Secured Liabilities had become due and the statutory powers of sale and the appointment of a Receiver in relation to the Charged Property had arisen on the date of this Deed.

7.5	Privileges

Each of the Collateral Agent and any Receiver is entitled to all the rights, powers privileges and immunities conferred by law (including the LPA) or mortgagees and receivers duly appointed under any law (including the LPA).

7.6	Delegation

7.6.1	The Collateral Agent and a Receiver may delegate to any person or persons all or any of the rights which are exercisable by it under this Deed. A delegation under this clause may be made in any manner (including by power of attorney) and on any terms (including power to sub-delegate) which the Collateral Agent or Receiver may think fit.

7.6.2	A delegation under clause 7.6.1 shall not preclude the subsequent exercise of those rights by the Collateral Agent or Receiver itself nor preclude the Collateral Agent or Receiver from making a subsequent delegation of them to another person or from revoking that delegation.

7.6.3	Neither the Collateral Agent nor a Receiver shall be liable or responsible to any Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate except in the case of their gross negligence, fraud or wilful default.

7.7	No liability

None of the Collateral Agent, any Receiver, any delegate or any Administrator shall be liable as a mortgagee in possession or otherwise to account in relation to all or any part of the Charged Property for any loss on realisation or for any other action, default or omission for which it or he might be liable.

8.	RIGHT OF APPROPRIATION

8.1	Application of right of appropriation

This clause 8 applies to the extent the Charged Property constitute “financial collateral” and this Deed constitutes a “financial collateral arrangement” (within the meaning of the Financial Collateral Regulations).

8.2	Exercise of right of appropriation

If, and to the extent that this clause 8 applies, the Collateral Agent may appropriate the Charged Property in or towards the Secured Liabilities. If the Collateral Agent exercises its right of appropriation then it shall for these purposes value:

8.2.1	any relevant bank account and the amount standing to the credit of that account, together with any accrued interest not credited to the account, at the time of the appropriation; and

8.2.2	any other relevant Charged Property by reference to an independent valuation or other procedure determined by the Collateral Agent at the time of the appropriation.

9.	DIVIDENDS AND VOTING RIGHTS

9.1	Before enforcement

Before the occurrence of an Enforcement Event:

9.1.1	each Chargor shall:

(a)	be entitled to all dividends, interest and other monies paid on and received by it in respect of such Chargor’s Investments; and

(b)	subject to clause 9.1.2 exercise all voting and other rights attached to such Chargor’s Investments.

9.1.2	No Chargor shall:

(a)	exercise any rights attached to the Investments in any manner which in the Collateral Agent’s reasonable opinion is prejudicial to this security; and

(b)	without the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld or delayed), permit or agree to any variation of the rights attaching to the Investments, participate in any rights issue, elect to receive or vote in favour of receiving any dividend other than in the form of cash or participate in any resolution concerning a winding-up, liquidation or administration.

9.2	After enforcement

After the occurrence of an Enforcement Event:

9.2.1	the Collateral Agent and its nominee(s) may at the Collateral Agent’s discretion (and in the name of the relevant Chargor or otherwise), exercise all voting and other rights and powers attached to the Investments which may be exercised by a person in whose name the Investments are registered and such Chargor shall procure that its nominees shall, comply with any directions the Collateral Agent and its nominee(s) may in its absolute discretion, give concerning the exercise of those rights and powers; and

9.2.2	all dividends, interest and other monies or distributions paid (or to be received) in respect of the Investments and received by or on behalf of the relevant Chargor shall be held on trust for the Collateral Agent and, if requested by the Collateral Agent, forthwith paid into an account designated by the Collateral Agent or, if received by the Collateral Agent, may be applied by the Collateral Agent as though they were the proceeds of sale.

10.	APPOINTMENT OF RECEIVER

10.1	Appointment of Receiver

Without prejudice to any statutory or other powers of appointment of the Collateral Agent under the LPA as extended by this Deed or otherwise, at any time after this security has become enforceable or if a Chargor so requests in writing at any time the Collateral Agent may without further notice to that Chargor do any of the following:

10.1.1	appoint by deed or otherwise (acting through a duly authorised officer) any one or more persons qualified to act as a Receiver to be a Receiver of all or any part of the Charged Property;

10.1.2	either at the time of appointment or any time after that appointment fix his or their remuneration (without being limited by the maximum rate specified in s109(6) LPA) provided that such rate is reasonable in accordance with market standards; and

10.1.3	(except as otherwise required by statute) remove any Receiver and appoint another or others in his or their place.

10.2	Powers of Receiver

Every Receiver shall have in relation to the Charged Property (every reference in this clause 10.2 to “Charged Property” being a reference only to all or any part of the Charged Property in respect of which that Receiver was appointed) the powers granted by the LPA to any receiver appointed under it or to any mortgagor or mortgagee in possession and (whether or not the Receiver is an administrative receiver) the powers granted by the IA to any administrative receiver, all as varied and extended by this Deed. In addition, but without limiting the preceding sentence, every Receiver shall have power to do the following:

10.2.1	Collection: enter on, take possession of, collect and get in the Charged Property and collect and get in all rents and other income whether accrued before or after the date of his appointment and for those purposes make any demands and take any actions or other proceedings which may seem to him expedient;

10.2.2	Compliance with Deed: comply with and perform all or any of the acts, matters, omissions or things undertaken to be done or omitted by a Chargor under this Deed;

10.2.3	Management of business: carry on, manage, develop, reconstruct, amalgamate or diversify the business of a Chargor or any part of it in such manner as he shall in his discretion think fit;

10.2.4	Dealing with Charged Property: sell or otherwise dispose of the Charged Property, grant Leases, licences, easements, rights or options over or in respect of them and surrender, accept the surrender or vary any Lease, agreement or arrangement relating to them or otherwise agree to any such dealing. This power may be exercised without the need to comply with s99 and s100 LPA. Any disposal or other dealing under this clause 10.2.4 may be effected in the manner and on the terms which he thinks fit, for consideration consisting of cash, Deeds or other obligations, shares or other valuable consideration and this consideration may be payable in a lump sum or by instalments spread over a period as he may think fit;

10.2.5	Severance of assets: sever from the premises to which they are annexed and sell separately (in accordance with clause 10.2.4) any plant, machinery or fixtures;

10.2.6	Upkeep of Charged Property: repair, decorate, furnish, maintain, alter, improve, replace, renew or add to the Charged Property as he shall think fit and effect, maintain, renew or increase indemnity insurance and other insurances and obtain bonds;

10.2.7	Dealing with third parties: appoint or dismiss officers, employees, contractors or other Agents and employ professional advisers and others on such terms (as to remuneration and otherwise) as he may think fit;

10.2.8	Agreements: perform, repudiate, terminate, amend or enter into any arrangement or compromise any contracts or agreements which he may consider expedient;

10.2.9	Proceedings: settle, arrange, compromise or submit to arbitration any accounts, claims, questions or disputes which may arise in connection with the business of a Chargor or the Charged Property and bring, prosecute, defend, enforce, compromise, submit to and discontinue any actions, suits, arbitrations or other proceedings;

10.2.10	Uncalled capital: make calls on the shareholders of a Chargor in respect of any of its uncalled capital;

10.2.11	Rights in connection with Charged Property: exercise or permit a Chargor or any nominee of such Chargor to exercise any rights incidental to the ownership of the Charged Property in such manner as he may think fit;

10.2.12	Subsidiaries: form a subsidiary or subsidiaries of a Chargor and transfer, lease or license to it or them or any other person the Charged Property on such terms as he may think fit;

10.2.13	Assets and rights: purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall consider necessary or desirable for the carrying on, improvement or realisation of the Charged Property or the business of a Chargor or otherwise for the benefit of the Charged Property;

10.2.14	Landlord and tenant powers: exercise any rights conferred on a landlord or a tenant by any applicable law or regulation in relation to the Charged Property;

10.2.15	Raising money: in the exercise of any of the rights conferred on him by this Deed or for any other purpose to raise and borrow money either unsecured or secured and either in priority to, pari passu with or subsequent to this security and generally on such terms as he may think fit;

10.2.16	Receipts and discharges: give valid receipts for all monies and execute all discharges, assurances and other documents which may be proper or desirable for realising the Charged Property and redeem, discharge or compromise any Lien whether or not having priority to the security or any part of it;

10.2.17	All other acts: execute and do all such other acts, things and documents as he may consider necessary or desirable for the realisation or preservation of the Charged Property or incidental or conducive to any of the rights conferred on or vested in him under or by virtue of this Deed or otherwise and exercise and do in relation to the Charged Property, and at the cost of the relevant Chargor, all the rights and things which he would be capable of exercising or doing if he were the absolute beneficial owner of the same; and

10.2.18	Name of Chargor: use the name of the relevant Chargor or his own name to exercise all or any of the rights conferred by this Deed.

10.3	Agent of a Chargor

Any Receiver appointed under this Deed whether acting solely or jointly shall be deemed to be the Agent of the relevant Chargor and to be in the same position as a receiver appointed under the LPA and such Chargor shall be solely responsible for his acts, omissions, defaults, losses and misconduct and for his remuneration and the Collateral Agent shall not be in any way liable or responsible either to that Chargor or to any other person for any Receiver.

10.4	Joint appointment

If at any time two or more persons have been appointed as Receivers of the same Charged Property, each one of those Receivers shall be entitled to exercise individually all of the rights conferred on Receivers under this Deed to the exclusion of the other or others in relation to any of the Charged Property in respect of which he has been appointed unless the Collateral Agent shall state otherwise in the document appointing him.

10.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or implicitly) or by law on a Receiver may after this security become enforceable be exercised by the Collateral Agent in relation to the Charged Property without first appointing a Receiver or notwithstanding the appointment of a Receiver.

10.6	Personnel

The Collateral Agent may by writing under its hand (and to the extent it is lawful) remove any Receiver appointed by it and may whenever it thinks fit, appoint a new Receiver in place of any Receiver whose appointment may for any reason have terminated.

11.	APPOINTMENT OF ADMINISTRATOR

11.1	Appointment of Administrator

11.1.1	The Collateral Agent may without notice appoint any one or more persons to be an administrator of any Chargor pursuant to Schedule B1, paragraph 14 IA at any time after this security has become enforceable.

11.1.2	Clause 11.1.1 shall not apply to a Chargor if Schedule B1, paragraph 14 IA does not permit an administrator of such Chargor to be appointed.

11.1.3	Any appointment under clause 11.1.1 shall be in writing signed by a duly authorised officer of the Collateral Agent.

11.2	Replacement of an Administrator

The Collateral Agent may (subject to any necessary approval from the court) end the appointment of any Administrator by notice in writing signed by a duly authorised officer and appoint under clause 11.1 a replacement for any Administrator whose appointment ends for any reason.

12.	APPLICATION OF PROCEEDS

12.1	Order of priority

Any monies received by the Collateral Agent or any Receiver under this Deed or under the rights conferred by this Deed shall, after the occurrence of an Enforcement Event, (subject to payment of any claims having priority to this security and by way of variation of the provisions of the LPA, be applied in the following order, but without prejudice to the right of the Collateral Agent to recover any shortfall from a Chargor:

12.1.1	where applicable, in payment of all Losses of and incidental to the appointment of the Receiver and the exercise of all or any of his powers;

12.1.2	where applicable, in payment of the Receiver’s remuneration at such rate as may reasonably be agreed with the Collateral Agent;

12.1.3	in or towards discharge of the Secured Liabilities; and

12.1.4	if the Chargor is not under any further actual or contingent liability under any Loan Document, in payment of the surplus (if any) to the person or persons entitled to it.

12.2	Insurance proceeds

12.2.1	All monies received by a Chargor by virtue of any Insurance Policies on the Charged Property, whether or not effected under this Deed:

(a)	shall be deemed part of the Charged Property; and

(b)	(subject to any rights of third parties arising under any applicable law and regulation relating to the application of insurance monies) shall, save with the prior written consent of the Collateral Agent, be paid to the Collateral Agent. This shall apply whether the event pursuant to which those monies became payable occurred before, on or after the date of this Deed.

12.2.2	Any monies so paid to the Collateral Agent or otherwise received by the Collateral Agent by virtue of any insurance on the Charged Property shall be applied at the discretion of the Collateral Agent either in reduction of the Secured Liabilities or in or towards making good the loss or damage in respect of which they became payable. Each Chargor waives any right it may have to require that those monies be applied in or towards making good the loss or damage in respect of which they became payable.

12.2.3	Any monies received by any Chargor by virtue of any Insurance Policies on the Charged Property shall be held on trust for the Collateral Agent until those monies are paid to the Collateral Agent in accordance with this clause 12.2.

13.	EFFECTIVENESS OF SECURITY

13.1	Continuing security

This Deed and the security constituted by this Deed shall be continuing security for the Secured Liabilities, despite any settlement of account or intermediate payment or discharge in whole or in part and shall extend to the ultimate balance due at any time from the Chargors to the Secured Parties under the Loan Documents.

13.2	Additional security

This Deed and the security constituted by or pursuant to this Deed shall be cumulative in addition to, and independent of every, and shall not be prejudiced by any, other Lien, guarantee, indemnity or suretyship which the Collateral Agent may, at any time, hold for any of the Secured Liabilities. No prior Lien held by the Collateral Agent or any other Secured Party over the whole or any part of the Charged Property shall, by virtue of the entry into this Deed, merge in the security created by this Deed.

13.3	Waiver of defences

The liabilities and obligations of each Chargor under this Deed in respect of any of the Secured Liabilities shall not be discharged, prejudiced or affected by any act, omission, matter or thing which, but for this clause 13.3, would reduce, release or prejudice any of its liabilities and obligations under this Deed, including (whether or not known to it or the Collateral Agent):

13.3.1	any time, waive or consent granted to, or composition with, any Obligor or other person;

13.3.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

13.3.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

13.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

13.3.5	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

13.3.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security;

13.3.7	any act, omission or circumstance which but for this clause 13.3, might operate to discharge, release, reliance, extinguish, impair or otherwise affect any of the obligations of the Chargor under this Deed or any of the rights and remedies of the Collateral Agent or any security; or

13.3.8	any Insolvency of an Obligor.

13.4	Immediate Recourse

Each Chargor waives any right it may have of first requiring the Collateral Agent or any other Secured Party to enforce any Lien or other rights or claim any payment from or otherwise proceed against any other person before enforcing this Deed against the Chargor. This waiver applies irrespective of any applicable law and regulation or any provision of any Loan Document to the contrary.

13.5	Discretion in enforcement

Until the expiry of the Security Period, the Collateral Agent or any Receiver may:

13.5.1	refrain from applying or enforcing any other monies, Security or other rights held or received by it in respect of the Secured Liabilities or apply and enforce them in such manner and order as it sees fit (whether against the Secured Liabilities or otherwise) and no Chargor shall be entitled to the benefit of the same; and

13.5.2	hold in an interest-bearing suspense account any monies received from a Chargor or on account of the Secured Liabilities.

13.6	Non-Competition

Unless:

13.6.1	all amounts which may be or become payable by the Obligors under or in connection with the Loan Documents have been irrevocably paid in full; or

13.6.2	the Collateral Agent otherwise directs, no Chargor shall, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any agent on its behalf);

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this clause;

(c)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Secured Party (or any agent on its behalf); or

(d)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this clause or in accordance with any directions given by the Collateral Agent under this clause.

13.7	Subsequent Security

At any time following:

13.7.1	the Collateral Agent or any other Secured Party’s receipt of notice (either actual or constructive) of any subsequent Lien affecting the Charged Property;

13.7.2	the Insolvency of a Chargor; or

13.7.3	any disposal of all or any of the Charged Property in breach of paragraph 2 of Part 1 of Schedule 7,

any Secured Party may open a new account or accounts in the name of a Chargor (whether or not it permits any existing account to continue). If a Secured Party does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the insolvency commenced or the assignment or transfer occurred and from that time all payments made by such Chargor to, the Secured Party or received by the Secured Party for the account of the Chargor shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount secured by this Deed at the time when the Secured Party received or was deemed to have received that notice or, as the case may be, the Insolvency commenced or the assignment or transfer occurred.

14.	RELEASE OF SECURITY

14.1	Release of Security

Subject to clause 14.2, following the expiry of the Security Period and at the request and cost of a Chargor, the Collateral Agent shall, as soon as reasonably practicable after receipt of that request, release and discharge this security and re-assign the assets assigned to the Collateral Agent under this Deed to such Chargor (or as it shall direct), at all times without recourse, representation or warranty and the rights of any person having prior rights over those assets. Any release or discharge of this security or re-assignment shall not release or discharge a Chargor from any liability to the Collateral Agent or any other Secured Party for the Secured Liabilities or any other monies which exists independently of this Deed.

14.2	Reinstatement

14.2.1	Any release, settlement, discharge, re-assignment or arrangement (in this clause 14, a “release”) made by the Collateral Agent on the faith of any assurance, security or payment shall be conditional on that assurance, security or payment not being avoided, reduced, clawed back or ordered to be repaid under any law relating to Insolvency.

14.2.2	If any avoidance, reduction or clawback occurs or order is made as referred to in clause 14.2.1, then the release given by the Collateral Agent shall have no effect and shall not prejudice the right of the Collateral Agent to enforce this security in respect of the Secured Liabilities. As between a Chargor and the Collateral Agent, this security shall (notwithstanding the release) be deemed to have remained at all times in effect and held by the Collateral Agent as security for the Secured Liabilities.

14.3	Redemption

The Collateral Agent may at any time:

14.3.1	redeem, or procure the transfer to itself of, any prior Lien over any Charged Property; or

14.3.2	settle and pass the accounts of the holder of any prior Lien. Any accounts so settled and passed shall be conclusive and binding on each Chargor.

14.4	Costs of redemption

All principal monies, interest, costs, expenses and other amounts incurred in and incidental to any redemption or transfer under clause 14.3 shall be paid by a Chargor to the Collateral Agent on demand, in each case together with interest calculated in the manner referred to in clause 17.

15.	POWER OF ATTORNEY

15.1	Appointment

Each Chargor irrevocably and by way of security appoints the Collateral Agent and any Receiver and every delegate referred to in clause 7.6 and each of them jointly and also severally to be its attorney (with full powers of substitution and delegation) and in its name or otherwise and on its behalf and as its act and deed following the occurrence of an Enforcement Event to execute, deliver and perfect all Instruments and other documents and do any other acts and things which may be required or which the attorney may consider to be required or desirable:

15.1.1	to carry out any obligation imposed on it by this Deed or any other agreement binding on the Chargor to which the Collateral Agent is a Party (including the execution and delivery of any mortgages, deeds, charges, assignments or other transfers of the Charged Property;

15.1.2	to carry into effect any disposal or other dealing by the Collateral Agent or any Receiver;

15.1.3	to convey or transfer any right in land or any other asset;

15.1.4	to register or renew registration of the existence of the security or the restrictions on dealing with the Charged Property under this Deed or any other Loan Document or by law or regulation;

15.1.5	to get in the Charged Property; and

15.1.6	to enable the Collateral Agent and any Receiver to exercise the respective rights, powers and authorities conferred on them by this Deed or by applicable law and regulation,

and each Chargor undertakes to ratify and confirm all acts and things done by an attorney in the exercise or purported exercise of its powers and all monies spent by an attorney shall be deemed to be expenses incurred by the Collateral Agent under this Deed.

15.2	Irrevocable power

Each Chargor acknowledges that each power of attorney granted by clause 15.1 is granted irrevocably and for value as part of this security to secure a proprietary interest of, and the performance of obligations owed to, the donee within the meaning of s4 Powers of Attorney Act 1971.

16.	GROSS-UP AND PAYMENTS

16.1	Grossing Up

Each payment made by a Chargor to the Collateral Agent under this Deed shall be made free and clear of and without deduction for or on account of Tax unless such Chargor is required to make such payment subject to the deduction or withholding of Tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Collateral Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

16.2	Tax Credit

If a Chargor makes an increased Tax payment to the Collateral Agent under Clause 16.1 and the Collateral Agent reasonably determines that:

16.2.1	a Tax Credit is attributable to that Tax payment; and

16.2.2	that Collateral Agent has obtained, utilised and retained that Tax Credit,

the Collateral Agent shall pay an amount to the Chargor which the Collateral Agent reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the increased Tax payment under Clause 16.1 not been made by the Chargor, provided that any costs of such determination reasonably incurred by the Collateral Agent shall be borne by the Chargor.

16.3	Payments without Set-Off

Any payment made by a Chargor under this Deed shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

16.4	Manner of Payment

Each payment made by a Chargor under this Deed shall be paid in the manner required by the Collateral Agent.

17.	COSTS AND EXPENSES

17.1	Costs and expenses

Each Chargor shall promptly pay or reimburse to the Collateral Agent on demand, on a full indemnity basis, for all Losses incurred by the Collateral Agent in relation to:

17.1.1	the negotiation, preparation and execution of this Deed;

17.1.2	any actual or proposed amendment of or waiver or consent under or in connection with this Deed requested by the Chargor;

17.1.3	any discharge or release of this security;

17.1.4	the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with, and the enforcement (or attempted enforcement) of, this Deed and the perfection or enforcement of any other Lien for or Guarantee in respect of the Secured Liabilities;

17.1.5	the taking or holding of this security or any proceedings in relation to it or to all or any of the Charged Property; and

17.1.6	fees reasonably incurred in respect of any advice obtained in relation to any other matter or question arising out of or in connection with this Deed.

17.2	Taxes

Each Chargor shall pay all stamp, registration and other Taxes to which this Deed, this security or any judgment or order given in connection with this Deed may at any time be subject and shall on demand indemnify the Collateral Agent against any Losses resulting from any failure to pay or delay in paying the same.

17.3	Value Added Tax

The following provisions shall apply:

17.3.1	all amounts expressed to be payable under this Deed shall be exclusive of any VAT;

17.3.2	if VAT is chargeable on any supply made by either Party to the other under this Deed (whether that supply is taxable pursuant to the exercise of an option or otherwise), such Party receiving the relevant supply shall pay to that Party making the supply (in addition to and at the same time as paying that consideration) an amount equal to the amount of the VAT as further consideration; and

17.3.3	where this Deed requires a Chargor to reimburse a Secured Party for any costs or expenses, that Chargor shall also pay any amount of those costs or expenses incurred referable to VAT charged thereon.

18.	INDEMNITY

Each Chargor shall on demand indemnify and keep indemnified the Collateral Agent and every Receiver, attorney, manager, agent or other person appointed by the Collateral Agent under this Deed and their respective employees (each one “Indemnified Person”) in respect of all Losses incurred or suffered by any of them directly or indirectly as a result of the exercise or purported exercise of any of the rights vested in them under this Deed and against all Losses suffered or incurred by any of them in respect of any matter or thing done or omitted relating to the Charged Property or occasioned by any breach of any of a Chargor’s covenants or other obligations under this Deed or otherwise relating to ail or any part of the Charged Property except where such Losses have resulted from the gross negligence, fraud or wilful misconduct by any such indemnified Person.

19.	ASSIGNMENTS AND TRANSFERS

19.1	Collateral Agent

The Collateral Agent may assign any or all of its rights and transfer any or all of its obligations under this Deed.

19.2	Chargor

No Chargor may assign any of its rights or transfer any of its rights or obligations under this Deed save with the prior written consent of the Collateral Agent.

19.3	Disclosure of information

The Collateral Agent may disclose any information about any Chargor which it shall consider appropriate to any affiliate, any of its professional advisers, any person to whom it is proposing to assign or transfer, or has assigned or transferred, any of its rights and obligations under this Deed or to any person to whom information may be required to be disclosed by any applicable law and regulation.

20.	SET-OFF

20.1	A Secured Party may set-off any matured obligation due from a Chargor under this Deed (to the extent beneficially owned by such Secured Party) against any obligation (whether or not matured) owed by that Secured Party to such Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.2	No Obligation

No Secured Party shall be obliged to examine any right given to it under clause 20.1.

21.	NOTICES AND COMMUNICATIONS

The provisions of clause 10 (Notices) of the Agreement shall be deemed incorporated herein, as if set out in this Deed, mutatis mutandis save that the addresses and details for each Chargor are as set out below its attestation clause, or such other address as a Chargor shall notify in writing to the Collateral Agent after the date of this Deed.

22.	CALCULATIONS AND CERTIFICATES

Any certificate or determination of the Collateral Agent as to any matter provided for in this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.	CURRENCY CONVERSION

In order to apply any sum held or received by the Collateral Agent or a Receiver in or towards payment of the Secured Obligations, the Collateral Agent or such Receiver may purchase an amount in another currency and the rate of exchange to be used shall be that at which, at such time as it considers appropriate, the Collateral Agent or such Receiver is able to effect such purchase.

23.1	Currency Indemnity

If any sum due from the Company under this Deed or any order or judgment given or made in relation to this Deed has to be converted from the currency (the “first currency”) in which the same is payable under this Deed or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Company, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Deed, each Collateral Agent shall indemnify and hold harmless each Secured Party from and against any loss it suffers or incurs as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and (ii) the rate or rates of exchange at which such Secured Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

24.	PARTIAL INVALIDITY

If, at anytime, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any remedy or other right under this Deed shall operate as a waiver, nor shall any single or partial exercise of any remedy or other right prevent any further or other exercise or the exercise of any other right. The remedies and other rights provided in this Deed are cumulative and not exclusive of any remedies and other rights provided by law.

26.	AMENDMENTS AND WAIVERS

Any term of this Deed may be amended or waived only with the written consent of the Collateral Agent and each Chargor and any such amendment or waiver will be binding on all Parties.

27.	TACKING

The Collateral Agent must perform its obligation under the Loan Documents including any obligations to make available further advances.

28.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and if applicable, seals) on the counterparts were on a single copy of this Deed.

29.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of it are governed by, and construed in accordance with, English law.

30.	JURISDICTION

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

30.1	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly neither Party will argue to the contrary.

30.2	This clause 30 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

EXECUTION

This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

THE CHARGORS

Name	Registered Office	Registered Number

Lombard Medical Technologies Limited	Lombard Medical House 4 Trident Park Basil Hill Road Didcot Oxfordshire 0X11 7HJ	04636949

Lombard Medical Limited	Lombard Medical House 4 Trident Park Basil Hill Road Didcot Oxfordshire 0X11 7HJ	02998639

SCHEDULE 2

ACCOUNTS

ACCOUNT HOLDER	Account Name	Account Number	Name/Address of Bank

SCHEDULE 3

ASSIGNED AGREEMENTS

Name of Company	Other Contracting Party	Title of Agreement	Date of Agreement

Lombard Medical Technologies Limited	Medico’s Hirata Inc (Japan)	Distribution Agreement	29 September 2010

Lombard Medical Limited	Medtronic, Inc	Patent License Agreement	18 October 2013

Lombard Medical Technologies Limited	Hartberg Investments Limited	Lease (unit 2A)	12 November 2013

Lombard Medical Technologies Limited	Hartberg Investments Limited	Lease (units 3 & 4)	11 December 2013

SCHEDULE 4

INTELLECTUAL PROPERTY

SCHEDULE 5

SPECIFIED INVESTMENTS

Owner of Shares	Name of Company	Number of Shares	Class of Shares

Lombard Medical Technologies Limited	Lombard Medical Limited	411,617	Ordinary

SCHEDULE 6

REPRESENTATIONS AND WARRANTIES

Each Chargor represents and warrants to the Collateral Agent and to each Secured Party that:

1.	Title to Charged Property

1.1	Each Chargor and each of its Subsidiaries has good title to, have rights in, and the power to transfer each item of the Charged Property upon which it purports to grant a Lien under this Deed, free and clear of any and all Liens except Permitted Liens, and no Chargor nor any of their Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Accounts.

1.2	On the Effective Date (i) the Charged Property is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses components of the Charged Property in excess of One Hundred Thousand Dollars ($100,000.00).

2.	No avoidance

This Deed creates the security it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise.

3.	Obligations, legal, valid and binding

This Deed is its legal, valid and binding obligation and, is enforceable against it in accordance with its terms.

4.	Investments

4.1	Its Investments are duly authorised, validly issued and fully paid and are not subject to any option to purchase or similar right.

4.2	No Chargor nor any of their Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.	Intellectual Property

5.1	As at the date of this Debenture or, if later, the date it became a Party, all Intellectual Property which is material to its business is identified in Schedule 4.

5.2	Each Chargor and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. No Chargor nor any of their Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which such Chargor or such Subsidiary is the licensee that (i) prohibits or otherwise restricts a Chargor or its Subsidiaries from granting a security interest in such Chargor’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could be reasonably likely to interfere with Collateral Agent’s or any Lender’s right to sell any Charged Property. Each Chargor shall provide written notice to Collateral Agent and each Lender within ten (10) days of such Chargor or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which such Chargor or any Subsidiary is the licensee (other than over the counter software that is commercially available to the public).

6.	Assigned Agreement

6.1	All payments due to it by any other party to any of its Assigned Agreements are not subject to any right of set-off or similar right;

6.2	Each of its Assigned Agreements is its legally binding, valid, and enforceable obligation;

6.3	It is not in default of any of its material obligations under any of its Assigned Agreements;

6.4	There is no prohibition on assignment in any of its Assigned Agreements; and

6.5	Its entry into and performance of this Deed will not conflict with any term of any of its Assigned Agreements.

7.	Inventory

All Inventory is in all material respects of good and marketable quality, free from material defects.

8.	Centre of main interests and establishments.

For the purpose of The Council of the European Union Regulation No. 1346/200 on Insolvency Proceedings (the “Regulation”), the centre of main interest of the Company is situated in England and Wales.

9.	Times for Making Representations and Warranties

9.1	The representations and warranties set out in this Deed are made by each Chargor on the date of this Deed and are deemed to be repeated thereafter on each day of the Security Period.

9.2	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.

SCHEDULE 7

COVENANTS

Part 1 – (General covenants)

1.	NEGATIVE PLEDGE

1.1	Each Chargor undertakes that it will not at any time create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Charged Property not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favour of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting a Chargor, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Chargor’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in paragraph 2 (No Disposals) of Part 1 (General Covenants) of this Schedule 7 and the definition of “Permitted Liens” herein.

2.	NO DISPOSALS

The Chargor undertakes that it will not at any time convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; and (d) of cash from any of the Accounts in the normal course of business.

3.	PRESERVATION OF CHARGED PROPERTY

Each Chargor shall manage its Charged Property in a proper and efficient manner and in particular shall:

3.1	keep its Charged Property in good and substantial repair and working order; and not without the prior written consent of the Collateral Agent make, permit or allow any alterations or additions of a material nature to any of its Charged Property or carry out any works of demolition on them except in the case of minor alterations and/or additions or alterations and/or additions that enhance the value of such Charged Property which shall not require the prior written consent of the Collateral Agent; and

3.2	not do, or permit to be done, anything which might in any way depreciate, jeopardise or otherwise prejudice or diminish the value of any of the Charged Property or the effectiveness of the security created by this Deed and shall immediately inform the Collateral Agent of anything which occurs which might have that effect.

4.	ENFORCEMENT OF RIGHTS

Each Chargor shall use all reasonable endeavours to:

4.1	procure the prompt observance and performance by the relevant party of the covenants and other obligations imposed on the Chargor’s counterparties, in particular, on the lessor in any Lease comprised in the Charged Property and on the lessee in any Lease; and

4.2	enforce any rights and institute, continue or defend any proceedings relating to any of the Charged Property which the Collateral Agent may from time to time require, in each case, at the Chargor’s cost.

5.	INFORMATION AND ACCESS

5.1	Each Chargor shall deliver to the Collateral Agent from time to time on request such information about its business, the Charged Property and its compliance with the terms of this Deed as the Collateral Agent may reasonably require.

5.2	Each Chargor shall permit the Collateral Agent and/or its representatives, agents or contractors free access at any time upon reasonable notice (but without notice in the case of emergency) to the Charged Property and any books, accounts and records relating to them to examine the state and condition of those assets, to inspect and take copies and extracts from those books, accounts and records, to comply with or object to any direction or notice or other matter served on it or to carry out any repairs or take any other action (including the payment of money) which the Collateral Agent considers reasonably necessary or desirable to remedy any failure to comply with any obligation of the Chargor under the Loan Documents.

6.	COVENANTS AND LEGAL OBLIGATIONS

Each Chargor shall:

6.1	observe, perform and otherwise comply with all covenants and other obligations and matters (whether or not contained in any Lease, agreement or other document) from time to time affecting any of the Charged Property or their use or enjoyment, including those contained in any Lease comprised in the Charged Property of any Charged Property and any other Assigned Agreements and (if required by the Collateral Agent) produce evidence to satisfy the Collateral Agent that it is complying with this obligation;

6.2	comply with all (and not permit any breach of any) bye-laws, other laws and regulations (whether relating to planning, building or any other matter) affecting any of the Charged Property; and

6.3	pay (or procure the payment of) all rents, rates, taxes, charges, assessments, impositions and other outgoings of any kind which are from time to time payable (whether by the owner or the occupier) in respect of any of the Charged Property (including any Properties) and (if required by the Collateral Agent) produce evidence of payment to satisfy the Collateral Agent.

7.	INSURANCE

Each Chargor shall keep such Chargor’s and its Subsidiaries’ business and the Charged Property insured for risks and in amounts standard for companies in such Chargor’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Charged Property, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies is cancelled. Each Chargor shall provide Collateral Agent (30) days’ prior written notice before any such policy is materially altered; provided, however, such notice shall not waive such Chargor’s other obligations under this paragraph 7. At Collateral Agent’s request, each Chargor shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Secured Liabilities. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Chargors shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00) with respect to any loss, but not exceeding One Hundred Thousand Dollars ($100,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Charged Property and (ii) shall be deemed Charged Property in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Secured Liabilities. If a Chargor or any of its Subsidiaries fails to obtain insurance as required under this clause or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make, at such Chargor’s expense, all or part of such payment or obtain such insurance policies required in this clause, and take any action under the policies Collateral Agent or such Lender deems prudent.

Part 2– Book Debts and Assigned Agreements

1.	BOOK DEBTS

1.1	No dealing with Book Debts

Other than a Permitted Lien, no Chargor shall create a Lien, dispose (except in respect of disposals that are permitted pursuant to paragraph 2 of Part 1 of this Schedule 7), release, exchange, compound, set-off, grant time or indulgence or otherwise deal over, of or with its Book Debts otherwise than by getting in and realising them in the ordinary and proper course of business (and for this purpose the realisation of Book Debts by means of block discounting, factoring or the like shall not be regarded as dealing in the ordinary and proper course of its business).

2.	ASSIGNED AGREEMENTS

2.1	No Chargor shall waive any rights under nor supplement, amend, novate, repudiate, rescind, terminate or permit termination of any Assigned Agreement except for any amendment that is minor or incidental and does not materially reduce the value of such Assigned Agreement; and

2.2	Each Chargor shall diligently pursue any remedies available to it for any breach of, or in respect of any claim in relation to, any Assigned Agreement.

Part 3 – Investment covenants

1.	TITLE DOCUMENTS AND REGISTRATIONS

1.1	Each Chargor shall, on the date of this Deed and promptly after acquiring howsoever any Investments after the date of this Deed, deliver (or procure that there are delivered) to the Collateral Agent (or a nominee specified by the Collateral Agent acting on its behalf) all share certificates or other documents of title to or representing its Investments, together with (in each case in form and substance satisfactory to the Collateral Agent):

(a)	if any of the Investments is not in its sole name, a declaration of trust in respect of those Investments in its favour duly executed by each person other than such Chargor in whose name those Investments are registered or held;

(b)	any instrument of transfer or assignment of such Investments specified by the Collateral Agent duly executed by each person in whose name any of those Investments are registered or held (with the name of the transferee or assignee, the consideration and the date left blank); and

(c)	any other Instrument, other document or thing which the Collateral Agent may specify to perfect its security over the Chargor’s Investments.

1.2	The Collateral Agent shall be entitled to hold or retain (or have its nominee hold or retain) all items delivered pursuant to paragraph 1.1.

1.3	The Collateral Agent may at any time have any of the Investments registered in its name or in the name of a nominee specified by it acting on its behalf.

2.	WAIVERS OF PRE-EMPTION RIGHTS

Each Chargor shall ensure so far as it is able that all shareholders of each Company from time to time enter into waivers in a form satisfactory to the Collateral Agent of all pre-emption rights and restrictions in the Articles of Association of that Company from time to time or otherwise which may in any respect vary, restrict or affect the exercise of any rights which may arise in connection with the enforcement of this security or the transfer of the relevant Investments to the Collateral Agent or such other person as the Collateral Agent may so direct.

3.	NO SHARE ISSUES, ETC.

Each Chargor shall ensure (insofar as it is able by the exercise of all voting rights, powers of control and other means available to it) that, no Company will, without the prior consent of the Collateral Agent:

3.1	issue or allot (or agree to issue or allot) any shares or other securities or enter (or agree to enter) into or permit any agreement or other arrangement to make, or entitle any person to call for, an issue or allotment of that Company’s shares or other securities;

3.2	in any way modify (or agree to modify) the rights attached to any of the shares in its issued share capital;

3.3	increase, consolidate, sub-divide or reduce its share capital (or agree to do any of the same);

3.4	alter (or agree to alter) its memorandum or articles of association;

3.5	purchase its own shares or reduce its share capital (or agree to do any of the same);

3.6	take any step to place itself in liquidation or administration or pass any resolution to wind itself up; or

3.7	refuse to register any transfer of any of its shares which may be lodged for registration by or on behalf of the Collateral Agent or any Chargor in accordance with this Deed.

4.	CALLS AND NOTICES

4.1	Each Chargor shall:

(a)	duly and punctually pay (or ensure that there are paid) all calls, instalments or other payments which may be made or become due in respect of the Investments as and when the same become due from time to time; and

(b)	(and shall procure that its nominee(s) shall) provide the Collateral Agent with a copy of any report, accounts, circular, notice or other item sent or provided to it (or to any person on its behalf) in connection with its holding of the Investments or any of them immediately on receipt them.

4.2	If a Chargor fails to pay any of the sums referred to in paragraph 4.1, the Collateral Agent may, at its discretion but without obligation, make such payments on behalf of such Chargor.

4.3	Any sum paid by the Collateral Agent on behalf of a Chargor under paragraph 4.2:

(a)	shall be reimbursed by such Chargor on demand by the Collateral Agent on a full indemnity basis;

(b)	is, pending reimbursement, secured by this security and may be debited to any account of the Chargor as the Collateral Agent deems fit; and

(c)	shall bear interest on a daily basis from the due date up to the date of actual payment (both before and after judgment), at the rate and on the terms from time to time applicable under the relevant Instrument (or, in the absence of an applicable rate and applicable terms, at the Default Rate).

Part 4– Equipment covenants

1.	MAINTENANCE OF EQUIPMENT

1.1	Each Chargor shall:

(a)	maintain its Equipment in good and serviceable condition (except fair wear and tear) and if any such Equipment is destroyed, damaged or deteriorates, immediately repair, replace and make good the same; and

(b)	not to permit any of its Equipment to be:

(i)	used or handled other than by persons properly qualified and trained; or

(ii)	overloaded or used for any purpose for which it is not designed or reasonably suitable.

1.2	No Chargor shall remove or make any material alterations to any of its Equipment (except to effect necessary repairs to it, or replace it with new or improved models or substitutes).

2.	PAYMENT OF EQUIPMENT TAXES

Each Chargor shall promptly pay all taxes, fees, licence duties, registration charges, insurance premiums and other outgoings in respect of its Equipment promptly and, on demand, produce evidence of payment to the Collateral Agent.

3.	EQUIPMENT INFORMATION

Each Chargor shall:

3.1	give the Collateral Agent such information concerning the location, condition, use and operation of its Equipment as the Collateral Agent may require; and

3.2	permit any persons designated by the Collateral Agent to inspect and examine its Equipment, and the records maintained in connection with it, at all reasonable times.

4.	NOTICE OF CHARGE

Each Chargor shall, if so requested by the Collateral Agent, place and maintain on each item of Equipment, in a conspicuous place, a clearly legible identification plate containing the following wording:

“NOTICE OF CHARGE

This [DESCRIPTION OF ITEM] and ancillary equipment is subject to a fixed charge dated [DATE] in favour of [COLLATERAL AGENT]”.

Part 5 – Intellectual Property covenants

1.	NOTIFICATION

Each Chargor shall notify the Collateral Agent with details of all Intellectual Property (including applications for registration) granted to or filed by or on behalf of it that comes into existence after the date of the Deed and shall promptly notify the Collateral Agent of any existing or future contracts for it to acquire (by licence or otherwise) any Intellectual Property.

2.	PRESERVATION OF INTELLECTUAL PROPERTY

2.1	Each Chargor shall and shall procure that each of its Subsidiaries shall:

(a)	use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to such Chargor or Subsidiary’s business;

(b)	promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and

(c)	not allow any Intellectual Property material to such Chargor or Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

2.2	Each Chargor shall provide to each Lender prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property

SCHEDULE 8

NOTICE OF ASSIGNMENT OF ASSIGNED AGREEMENT

Part 1 – Form of notice of assignment to counterparty

[On Chargor’s headed notepaper]

To:	[Name and address of counterparty]

[DATE]

Dear Sirs

[Name and date of Assigned Agreement]

We refer to an agreement dated [●] and made between us and you (as amended or novated from time to time) (the “Agreement”).

We give notice that, under a Deed dated [●] (the “Deed”) and entered into by us in favour of [●] (as Collateral Agent, as defined in the Deed), we have assigned, by way of security, all our rights under the Agreement including the right to receive any payments due under the Agreement.

Please note the following:

(a)	we shall at all times remain solely liable to you for the performance of all of the obligations assumed by us under or in respect of the Agreement;

(b)	we irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary), following receipt by you of written notice from the Collateral Agent stating that an Enforcement Event has occurred, to pay any monies payable by you to us under the Agreement to such bank account as the Collateral Agent may from time to time specify in writing;

(c)	all of the powers, discretions, remedies and other rights which would, but for the Deed, be vested in us under and in respect of the Agreement are, following receipt by you of written notice from the Collateral Agent stating that an Enforcement Event has occurred, exercisable by the Collateral Agent;

(d)	we have agreed not to waive any rights under nor amend, novate, rescind or otherwise terminate the Agreement without the prior written consent of the Collateral Agent; and

(e)	we agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Collateral Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Agreement to the Collateral Agent at the Collateral Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the Collateral Agent, at [●] marked for the attention of [●].

This letter and any non-contractual obligations are governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of Chargor]
By:	[name of signatory]

Part 2 – Form of acknowledgement from counterparties

[On relevant counterparty’s headed notepaper]

To:	Collateral Agent

[DATE]

Dear Sirs

[Name and date of Assigned Agreement]

We acknowledge receipt of a notice dated [●] (the “Notice”) and addressed to us by [●](the “Chargor”) regarding the Agreement (as defined in the Notice).

We confirm that:

(a)	we consent to the assignment of the Agreement and will comply with the terms of the Notice;

(b)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Agreement;

(c)	if the Chargor is in breach of any of its obligations, express or implied, under the Agreement or if any event occurs which would permit us to terminate, cancel or surrender the Agreement we will:

(i)	immediately on becoming aware of it, give you written notice of that breach; and

(ii)	accept as an adequate remedy for that breach, performance by you of those obligations within 30 days of that notice;

(d)	we will not amend, modify or terminate the Agreement without the prior written consent of the Collateral Agent;

(e)	no waiver of any of the Chargor’s rights under, and no amendment, novation, rescission or other termination by the Chargor of, the Agreement shall be effective without the prior written consent of the Collateral Agent; and

(f)	we confirm that we shall not exercise any right of combination, consolidation or set off which we may have in respect of any debt owed to us by the Chargor and we shall send you copies of all statements, orders and notices given by us relating to that debt.

This letter and any non-contractual obligations are governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of counterparty]
By:	[name of signatory]

SCHEDULE 9

Part 1 – Form of notice of charge to third party bank

[On Chargor’s headed notepaper]

To:	[Name and address of bank]

[DATE]

Dear Sirs

Re: Account number [●] (the “Account”)

We refer to the Account opened by us with you and hereby give notice that, under a Deed dated [●] (the “Deed”) and entered into by us in favour of [●] (as Collateral Agent, as defined in the Deed), we have charged, by way of security, all our rights in any credit balances on the Account (the “Balances”) and the indebtedness represented by the Account.

We irrevocably and unconditionally instruct and authorise you (despite any previous instructions which we may have given to the contrary):

(a)	credit to the Account all interest from time to time earned on the sums of money held in the Account;

(b)	to disclose to the Collateral Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the disclosure), any information relating to the Account which the Collateral Agent may, at any time and from time to time, request;

(c)	at any time and from time to time on receipt by you of any written instruction from the Collateral Agent informing you that an Enforcement Event has occurred,, to release any amount of the Balances and to act in accordance with that instruction (without any reference to or further authority from us and without any enquiry by you as to the justification for the instruction or the validity of the same); and

(d)	following receipt by you of written notice from the Collateral Agent stating that an Enforcement Event has occurred,, to comply with the terms of any written notice, statement or instruction in any way relating or purporting to relate to the Account, the Balances or the indebtedness represented by it or them which you may receive at any time and from time to time from the Collateral Agent (without any reference to or further authority from us and without any enquiry by you as to the justification for the notice, statement or instruction or the validity of it).

(e)	We agree that:

(i)	none of the instructions, authorisations and confirmations in this notice can be revoked or varied in any way except with the Collateral Agent’s prior written consent; and

(ii)	you are authorised to disclose any information in relation to the Account to the Collateral Agent at the Collateral Agent’s request.

Please acknowledge receipt of this notice, and confirm your agreement to it, by signing the acknowledgement on the enclosed copy letter and returning it to the Collateral Agent at [●] marked for the attention of [●]].

This letter and any non-contractual obligations are governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of Chargor]
By:	[name of signatory]

Part 2 – Form of acknowledgement from third party bank

[On relevant bank’s headed notepaper]

To:	Collateral Agent

[DATE]

Dear Sirs

Account number [●] (the “Account”)

We acknowledge receipt of a notice dated [●] (the “Notice”) and addressed to us by [●] (the “Chargor”) regarding the Account.

We confirm that:

(a)	we consent to the charge of the Account and will comply with the terms of the Notice;

(b)	there does not exist in our favour, and we undertake not to create, assert, claim or exercise, any mortgage, fixed or floating charge, assignment or other security interest of any kind or any agreement or arrangement having substantially the same economic or financial effect as any of the above (including any rights of counter-claim, rights of set-off or combination of accounts over or with respect to all or any part of the Account and/or the Balances (as defined in the Notice);

(c)	we have not, as at the date of this acknowledgement, received any notice that any third party has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of, the rights of the Chargor under or in respect of the Account or the Balances; and

(d)	we undertake that, on our becoming aware at any time that any person other than the Collateral Agent has or will have any right in, or has made or will be making any claim or demand or taking any action in respect of the Account or the Balances, we will immediately give written notice of that to the Collateral Agent.

This letter and any non-contractual obligations are governed by, and shall be construed in accordance with, English law.

Yours faithfully

[Name of third party bank]
By:	[name of signatory]

EXECUTION OF THE DEED:

The Chargors

EXECUTED as a deed by Director, duly authorised for and on behalf of	) )

LOMBARD MEDICAL TECHNOLOGIES LIMITED, in the presence of: Signature of Witness:	)

Name of Witness:		Chris Alano

Address of Witness:		15420 Laguna Canyon Rd. STE 260

Irvine, CA 92618

Occupation of Witness:		Senior Accountant

Address for notices:	Lombard Medical, Technologies Inc.

15420 Laguna Canyon Road, Suite. 260 Irvine,

CA 92618 USA

Bill.Kullback@lombardmedical.com

Fax number:	(+1) 949 379 3760

For the attention of:	Bill Kullback

EXECUTED as a deed by Director, duly authorised for and on behalf of	) )

LOMBARD MEDICAL LIMITED, in the presence	)
of:

Signature of Witness:

Name of Witness:		Chris Alano

Address of Witness:		15420 Laguna Canyon Rd. STE 260

Irvine, CA 92618

Occupation of Witness:		Senior Accountant

Address for notices:	Lombard Medical, Technologies Inc.

15420 Laguna Canyon Road, Suite. 260 Irvine,

CA 92618 USA

Bill.Kullback@lombardmedical.com

Fax number:	(+1) 949 379 3760

For the attention of:	Bill Kullback

THE COLLATERAL AGENT

EXECUTED as a deed by a duly authorized signatory for and on behalf of	) )

OXFORD FINANCE LLC	)
Hans S. Houser
Chief Credit Officer & Senior Vice President